3(a)(2)
ARTICLES OF AMENDMENT
TO THE RESTATED ARTICLES OF INCORPORATION
OF
THE MONTANA POWER COMPANY



	Pursuant to the provisions of Section 35-1-230, MCA, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.
	FIRST:	The name of the corporation is The Montana Power Company.

	SECOND:	The following amendment to the corporation's Restated
Articles of Incorporation was adopted by the shareholders of the corporation on May 14, 1996, in the manner prescribed by the Montana Business Corporation Act.
	Article VI of the Restated Articles of Incorporation of the corporation is amended to read as follows:
No Director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any actions taken or any failure to take any action, as a Director, except liability for: (a) the amount of a financial benefit received by a Director to which the Director is not entitled; (b) an intentional infliction of harm on the corporation or its shareholders; (c) a violation of 35-1-713 of the Montana Code Annotated; or, (d) an intentional violation of criminal law. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

	THIRD:	The number of Common shares of the corporation outstanding
at the record date was 54,632,075 common shares; and the number of such shares entitled to vote on the amendment was 54,632,075. The number of Preferred shares of the corporation outstanding at the record date was 1,919,589; and the number of such shares entitled to vote on the amendment was 1,919,589.

	FOURTH:	The number of voting shares represented at the meeting were:

	Common	47,509,562		Preferred	1,621,807

	FIFTH:	The vote on the Amendment was as follows:

						      For      		  Against
	Common and Preferred Total:		43,561,574		4,475,104

	DATED:	June 13, 1996.

					THE MONTANA POWER COMPANY



					/s/Robert P. Gannon
					Vice Chairman of the Board and
					President

(SEAL)

					/s/Pamela K. Merrell
					Assistant Secretary

STATE OF MONTANA		)
				ss.
County of Silver Bow	)

	I, the undersigned Notary Public, do hereby certify that on this 13th day of June, 1996, personally appeared before me R. P. Gannon, who, being by me first duly sworn, declared that he is Vice Chairman of the Board and President of THE MONTANA POWER COMPANY, that he signed the foregoing document as Vice Chairman of the Board and President of the Corporation, and that the statements therein contained are true.

						/s/Lauri A. Yelenich
						Notary Public for the State of Montana
(SEAL)					Residing at Butte, Montana
						My Commission Expires: 9/1/96